Northsight Capital, Inc.

7740 East Evans Rd.

Scottsdale, AZ 85260

Kae Yong Park

May 15, 2015

Howard R. Baer

PO Box 14110

Scottsdale, AZ 85267

RE: Agreement regarding Loan by Kae Yong Park and Howard R. Baer to Northsight Capital, Inc.

Ladies and Gentlemen:

Sandor Capital Master Fund  (or his designee) (“Sandor”) is willing to loan Kae Yong Park and Howard R. Baer (collectively, “you” or “Lender”) an aggregate of $300,000, in two tranches, the first of which will be $100,000 and the second of which will be $200,000. You are willing to advance to the Company on an unsecured and non-interest bearing basis a minimum of $200,000, subject to your receipt of the $300,000 in funding from Sandor. This is an addition to the $203,000 already owed to you by the Company.

In consideration of your agreement to lend a minimum of an additional $200,000 to the Company, subject to your receipt of funding from Sandor, the Company will issue you a promissory note for the amount actually advanced to the Company (including amounts previously advanced). The amounts due under this Note will be repaid by the Company to you upon the earlier of (i) an event of default (as defined in the Note) (ii) written demand or (iii) the receipt of any offering proceeds by the Company from and after the date hereof, whether in the form of debt, equity or otherwise, to the extent of the funds received from the offering.  For the avoidance of doubt, if the Company receives offering proceeds of $150,000, the Company shall pay the full amount of such proceeds ($150,000) to you up to the amount then owing under the Note.

Kae Yong Park is pledging 55,000,000 shares of Company common stock to Sandor to secure repayment to Sandor of the $300,000 advanced by it.

If the Company is unable to pay at least $300,000 back to the you on or before the maturity date of your promissory note to Sandor (as it may be extended), and Sandor exercises his rights under the Pledge Agreement to take ownership of the 55,000,000 shares of Company common stock pledged by Kae Yong Park, the Company shall (i) promptly issue Kae Yong Park 10,000,000 shares of common stock for no additional consideration and (ii) the Company shall not effect a reverse split of its common stock for a period of two years from and after the date that Sandor takes ownership of the 55,000,000 shares of the Corporation pledged by Kae Yong Park pursuant to the Pledge Agreement.

Please execute this letter agreement where indicated below, whereupon the Company and you shall be legally bound.

NORTHSIGHT CAPITAL INC.

S/John Bluher

By: John Bluher, CEO

ACCEPTED AND AGREED BY LENDER:

S/Kae Yong Park

Kae Yong Park

S/Howard R. Baer

Howard R. Baer